Exhibit 10.1

13 October 2015

Dear Omid,

On behalf of the Board of Directors of Twitter, Inc. (the “Company”), and subject to their final approval, I am very pleased to offer you a position as the Company’s Executive Chairman.  This letter outlines the proposed responsibilities and compensation for you in this role.

1.

Role and Responsibilities.  As Executive Chairman, you will report directly to the Company’s Board of Directors and will render such business and professional services in the performance of your duties, consistent with the Executive Chairman position as will reasonably be assigned to you by the Board of Directors.  You will oversee the strategic direction of the Company, including the following: serving as chairman of the Board of Directors, helping with board recruiting and composition, recruiting critical talent into Company, executive team organization, dynamic, and coaching, Company strategy and execution of key initiatives.

2.

Base Salary. The Company will pay you a gross salary at an annualized rate of fifty thousand dollars ($50,000), payable in accordance with the Company’s standard payroll schedule.  This salary will be subject to adjustment from time to time in accordance with the employee compensation policies then in effect.

3.

Employee Benefits.  As an employee of the Company, you will be eligible to receive Company-sponsored benefits in accordance with the terms of the applicable benefit plans.  In addition, you will be entitled to paid vacation in accordance with the Company’s vacation policy, as in effect from time to time.

4.	Equity Compensation. Subject to the approval of the Company’s Board of Directors, you will be granted two stock awards:
•

800,000* Non-Qualified Stock Options (NQSOs). You will vest in 25% of the NQSOs on November 1, 2016, and the balance will vest quarterly over the following twelve quarters, subject to your continuous service with the Company; and

•	400,000 Performance-Based RSUs (PRSUs). The Performance-Based RSUs will be eligible to vest based on the Company’s achievement of certain performance targets during the applicable performance periods, and subject to your continuous service through each vesting date.  The performance periods will be each of the next four fiscal years of the Company beginning with the Company’s 2016 fiscal year. The Company’s Board of Directors or its authorized committee will set the performance targets for each performance period in advance of the end of the applicable performance period, and, in the first quarter following each completed fiscal year, determine achievement against those performance targets.

* - Twitter’s Black-Scholes ratio of RSUs to NQSOs is 1.851 rounded to 2.0

The NQSOs and PRSUs will be subject to the terms and conditions set forth in the Company’s 2013 equity plan and the applicable award agreement. Please note that the terms of the Company’s equity plans are reviewed periodically, and subject to revision at the Company’s sole discretion.

Severance.   The Company’s Board of Directors has approved your participation in our Change of Control and Severance Policy (the “Severance Policy”), based on your senior position with the Company.  The Severance Policy sets forth the severance payments and benefits to which you would be entitled in connection with certain terminations of employment occurring on or following a Company change of control.  You will be provided a participation agreement under the Severance Policy outlining the payments and benefits for which you will be eligible.  You will be asked to return an executed copy to the Company. The payments and benefits under the Severance Policy will be in lieu of any other severance or other benefits you would otherwise be entitled to under any plan, program or policy that the Company may have been in effect from time to time.

Employee Invention Assignment and Confidentiality Agreement.  You will be required, as a condition of your employment with the Company, to sign the Company’s standard Employee Invention Assignment and Confidentiality Agreement (“Confidentiality Agreement”). A copy of the Confidentiality Agreement has been previously sent to you for your review.

Employment Relationship.  Employment with the Company is for no specific period of time.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  This is the full and complete agreement between you and the Company regarding the duration of the employment relationship.

Taxes. All forms of compensation that are subject to income or payroll taxes will be reduced to reflect applicable income tax withholding and payroll taxes.  Any form of compensation that is subject to income or payroll taxes and that is not paid in cash will result in a reduction in cash compensation to reflect applicable income tax withholding and payroll taxes.

Dispute Resolution.  We sincerely hope that no dispute will arise between us.  If a dispute should arise, it can be resolved through the Company’s Dispute Resolution Agreement, which is attached for your signature. Notwithstanding the foregoing, any disputes arising out of or relating to the Severance Policy shall not be subject to the Dispute Resolution Agreement, but shall be resolved exclusively under the ERISA terms and procedures set out in the Severance Policy.

Entire Agreement.  This Agreement, along with the Confidentiality Agreement and the documents governing the equity award(s) described herein, supersede and replace any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company relating to the subject matters described herein.  This Agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.

Please indicate your acceptance of this Agreement, and confirmation that it contains our complete agreement regarding the terms and conditions of your employment, by signing the bottom portion of this Agreement and returning a copy to me.

Very truly yours, Twitter, Inc.

By  /s/ Vijaya Gadde

Vijaya Gadde, Secretary and General Counsel

I have read, understood and accept all the provisions of this Agreement:

/s/ Omid Kordestani
Omid Kordestani

10/13/15
Date